Exhibit 10.3

DIRECTORS COMPENSATION PROGRAM

ADOPTED ON SEPTEMBER 1, 1995

AMENDED AND RESTATED EFFECTIVE AS OF MAY 21, 2025

Description of the Program

Name. The name of this benefit program shall be the “Directors Compensation Program.”

Purpose. The purpose of the Directors Compensation Program is to enable Sypris Solutions, Inc. (the “Company”) to attract, retain and motivate experienced directors by providing compensation that is competitive with compensation offered to directors of other similarly situated public corporations in the United States.

Eligibility and Participation. Only “Eligible Directors,” defined as those members of the Board of Directors of the Company (the “Board”) who are not otherwise employed by the Company, its subsidiaries, or any affiliates of the Company in any other capacity, are eligible to participate in the Directors Compensation Program. Any Eligible Director on the Board as of January 1, 2025 (the “Effective Date”) and thereafter shall be eligible for compensation under the Directors Compensation Program.

Compensation. Eligible Directors shall be compensated as set forth below:

1.	Annual Retainer.

(i)

Amount. Each Eligible Director shall receive an annual retainer in the amount set forth on Exhibit 1 hereto which may include cash and/or equity grants under the 2025 Sypris Omnibus Plan (the “Annual Retainer”). Service for a partial year may be prorated as determined by the Compensation Committee (the “Prorated Annual Retainer”).

(ii)

Timing. The Annual Retainer or the Prorated Annual Retainer, as applicable, will be awarded on the day immediately following the date of the Annual Meeting of Stockholders for all continuing directors serving on the Board following the close of the meeting or the day immediately following the initial appointment by the Board (or in any event as soon as otherwise administratively possible).

2.	Extraordinary Awards.

(i)

Recognition. The Compensation Committee has the authority and may recommend to the Board cash and/or equity grants under the 2025 Sypris Omnibus Plan in recognition of any director who, in the opinion of the Compensation Committee, has committed time and provided services as a Director to the Company well in excess of those expected from any individual director in the normal course of business.

Expense Reimbursement. Each Eligible Director shall be reimbursed for travel and other expenses incurred in the performance of his or her duties.

Administration. The Directors Compensation Program is administered by the Compensation Committee of the Board. The Compensation Committee members are approved by the Board and have no specific term of office.

Exhibit 10.3

DIRECTORS COMPENSATION PROGRAM

ADOPTED ON SEPTEMBER 1, 1995

AMENDED AND RESTATED EFFECTIVE AS OF MAY 21, 2025

Description of the Program

Resignation from the Board of Directors. The resignation of any Eligible Director shall cause such director to be ineligible to receive any further compensation from the Company as of the date of his or her resignation.

Program Termination or Modification. The Compensation Committee shall review the Directors Compensation Program on at least an annual basis and may recommend changes, alterations or modifications to the program that are deemed to be in the best interest of the Company. Any change, alteration or modification shall be made only upon having received the written consent of the Board. The Board may similarly terminate the Directors Compensation Program at any time if, in the judgment of the Board, such termination is in the best interest of the Company.

IN WITNESS WHEREOF, the Company has caused this Directors Compensation Program to be executed in its name and on its behalf effective as of May 21, 2025.

Sypris Solutions, Inc.

By:	/s/ Jeffrey T. Gill
Jeffrey T. Gill
President and CEO

Exhibit 10.3

DIRECTORS COMPENSATION PROGRAM

ADOPTED ON SEPTEMBER 1, 1995

AMENDED AND RESTATED EFFECTIVE AS OF MAY 21, 2025

Description of the Program

EXHIBIT 1

2025 Directors Compensation – Restricted Stock Units